UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 13, 2010

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Shareholders of First United Corporation (the “Corporation”) held on May 13, 2010, the shareholders voted on (i) the election of five director nominees (Proposal 1), (ii) the approval of a Charter amendment declassifying the Board of Directors (Proposal 2); (iii) the ratification of the appointment of the Corporation’s independent registered public accounting firm for fiscal year 2010 (Proposal 3); and (iv) the approval of the Corporation’s executive compensation program and policies (Proposal 4).  All of the proposals passed except for Proposal 2.  Accordingly, the Board of Directors will remain classified.  These matters were submitted to a vote through the solicitation of proxies.  The results of the votes are set forth below:

Proposal 1 - To elect five individuals to serve as Class III Directors until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualify (elections are decided by a majority of votes cast at the meeting).

Class III Director Nominees	For	Withheld	Abstain	Broker Non-Votes
M. Kathryn Burkey	2,524,377.9103	-	675,129.4235	1,320,549.0000
I. Robert Rudy	2,457,986.5377	-	741,520.7961	1,320,549.0000
Richard G. Stanton	2,284,219.3648	-	915,287.9690	1,320,549.0000
Robert G. Stuck	2,510,174.1713	-	689,333.1625	1,320,549.0000
H. Andrew Walls, III	2,506,906.1802	-	692,601.1536	1,320,549.0000

Proposal 2 - To approve a Charter amendment declassifying the Board of Directors (approval required affirmative vote of at least two-thirds of all outstanding shares entitled to vote at the meeting).

For	Against	Abstain	Broker Non-Votes
3,699,727.7635	733,076.0022	87,245.5681	7.0000

Proposal 3 – To ratify the appointment of ParenteBeard, LLC as the Corporation’s independent registered public accounting firm for fiscal year 2010 (approval required affirmative vote of a majority of the shares voted at the meeting).

For	Against	Abstain	Broker Non-Votes
4,017,517.1051	477,312.8720	25,226.3567	-

Proposal 4 - To consider and approve a non-binding advisory vote on the Corporation’s executive compensation program and policies (approval required affirmative vote of a majority of the shares voted at the meeting).

For	Against	Abstain	Broker Non-Votes
3,434,822.2058	977,274.1365	107,935.9915	24.0000

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST UNITED CORPORATION

Dated: May 14, 2010	By:	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver
Executive Vice President and Chief Financial Officer